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                                                                   EXHIBIT 23(B)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Enterprise Systems, Inc.:

    We consent to the incorporation by reference in the registration statement on Form S-4 of HBO & Company of our report dated February 10, 1997, relating to the consolidated balance sheets of Enterprise Systems, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 and to the reference to our firm under the heading "Experts" in the registration statement on Form S-4 of HBO & Company.

                                          KPMG Peat Marwick LLP


Chicago, Illinois
May 28, 1997